UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

NUSTAR ENERGY L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2330 N. Loop 1604 West San Antonio, Texas	78248
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 918-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Revolving Credit Agreement

On December 10, 2007, NuStar Logistics, L.P. (“NuStar Logistics”), a wholly owned subsidiary of NuStar Energy L.P. (“NuStar Energy”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto entered into a new unsecured 5-year revolving credit agreement with an initial aggregate borrowing capacity of up to $1.25 billion. NuStar Logistics’ obligations under the new revolving credit agreement are guaranteed by NuStar Energy and Kaneb Pipe Line Operating Partnership, L.P. (“KPOP”), a wholly owned subsidiary of NuStar Energy.

In addition, the revolving credit agreement contains covenants and provisions that affect NuStar Logistics, NuStar Energy and their restricted subsidiaries, including, without limitation, customary covenants and provisions:

•

prohibiting NuStar Logistics, NuStar Energy and their restricted subsidiaries from creating or incurring indebtedness, except indebtedness created under the UK credit agreement not to exceed £21,000,000, indebtedness of NuStar Energy to any restricted subsidiary and of any restricted subsidiary to NuStar Energy or any other restricted subsidiary and guarantees with respect thereto, the KPOP senior notes and any guarantees thereof, and additional indebtedness if the incurrence of such additional indebtedness would not cause a breach of the consolidated debt coverage ratio described below;

•

limiting NuStar Logistics’ ability and that of NuStar Energy and their restricted subsidiaries from creating or incurring specified liens on their respective properties (subject to customary exceptions);

•

limiting NuStar Logistics’ ability and that of NuStar Energy and their subsidiaries to make distributions and equity repurchases (which shall be permitted if no insolvency default or event of default exists and in the case of distributions and equity repurchases from a subsidiary to its parent); and

•	prohibiting consolidations, mergers and asset transfers by NuStar Logistics, NuStar Energy and their restricted subsidiaries (subject to customary exceptions).

The new revolving credit facility requires NuStar Logistics to maintain as of the end of each rolling period, consisting of any period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated indebtedness to Consolidated EBITDA (as defined below)) not to exceed 5.00-to-1.00; provided, that if at any time NuStar Energy or any of its restricted subsidiaries consummates an acquisition for an aggregate net consideration of at least $100 million, then for two rolling periods, the last day of which immediately follows the day on which such acquisition is consummated, the consolidated debt coverage ratio must not exceed 5.50-to-1.00.

“Consolidated EBITDA” means, as to NuStar Energy and its restricted subsidiaries, on a consolidated basis for each rolling period, the amount equal to consolidated operating income for such period (a) plus the following to the extent deducted from consolidated operating income in such period: (i) depreciation, amortization and other non-cash charges for such period (including any non-cash losses or negative adjustments under Statement of Financial Accounting Standards 133 as the result of changes in the fair market value of derivatives), and (ii) cash distributions received by NuStar Logistics from Skelly-Belvieu Pipeline Company, and similar joint ventures, during such period; (b) minus all non-cash income added to consolidated operating income in such period (including any non-cash gains or positive adjustments under Statement of Financial Accounting Standards 133 as the result of changes in the fair market value of derivatives); and (c) plus for such period any EBITDA adjustments for projects with a budgeted capital cost exceeding $25 million; provided that Consolidated EBITDA shall be adjusted from time to time as necessary to give pro forma effect to permitted acquisitions or investments (other than joint venture interests) or sales of property by NuStar Energy and its restricted subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the new revolving credit agreement described above under Item 1.01 is incorporated herein by reference. NuStar Logistics used the initial borrowings of approximately $529 million under the new revolving credit agreement to pay off in full all borrowings outstanding under NuStar Logistics’ 5-year term credit agreement dated as of July 1, 2005 with JPMorgan Chase Bank and the lenders party thereto (in the amount of approximately $225 million) and under NuStar Logistics’ prior 5-year revolving credit agreement dated as of December 20, 2004, as amended, with JPMorgan Chase Bank and the lenders party thereto (in the amount of approximately $304 million).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar Energy L.P.

	By:	Riverwalk Logistics, L.P
its general partner

	By:	NuStar GP, LLC,
its general partner

Date: December 14, 2007	By:	/s/ Bradley C. Barron
Bradley C. Barron,
Senior Vice President, General Counsel and Secretary